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                           APPENDIX  A
                    PLAN OF RECAPITALIZATION
                               OF
                   HANOVER GOLD COMPANY, INC.

  This Plan of Recapitalization (the "Plan") of Hanover Gold
Company, Inc. (the "Company") is made and entered into effective as of May ____, 1998 (the "Effective Date").

                            RECITALS:

  A. The board of directors of the Company have considered the importance of maintaining an active secondary market for the Company's common stock and, in particular, the likely effect on such market of newly-imposed maintenance and listing standards. The board of directors, deeming it advisable and in the best interests of the Company and its shareholders to do so, voted on March 2, 1998 to adopt a plan of recapitalization, the effect of which would be to reduce the number of issued and outstanding shares of the Company's common stock and thereby increase the price per share of the common stock so as to meet such newly-imposed maintenance standards.

  B. The shareholders of the Company, at the annual meeting of shareholders held on May ____, 1998, considered and approved the Plan.

  NOW, THEREFORE, it is hereby agreed as follows:

  1. AUTOMATIC CONVERSION OF SHARES. As of the Effective Date, each share of common stock of the Company, par value $.0.0001 per share, outstanding immediately prior to the Effective Date (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified and changed into one-fourth share of common stock of the same par value (the "New Common Stock"), subject to the treatment of fractional share interests, as described in section 2 below. Each holder of a certificate or certificates representing Old Common Stock (the "Old Certificates") shall be entitled to receive, upon the surrender of such certificates to the Company's transfer agent, a new certificate or certificates for the number of shares of New Common Stock into which and for which the shares of Old Common Stock are converted (the "New Certificates") under the terms of this Plan. Even if not so surrendered, from and after the Effective Date, Old Certificates shall represent the number of shares of New Common Stock into which and for which the shares of Old Common Stock are converted under the terms of this Plan. The shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly existing and non-assessable.

  2. FRACTIONAL SHARES. The Company shall not issue fractional shares of New Common Stock as part of this
Plan. Rather, in lieu of any fraction of a share of New Common Stock to which a holder of Old Common Stock would otherwise be entitled under the terms of this Plan, the holder shall receive one whole share of New Common Stock. If more than one Old Certificate shall be surrendered at any time for the account of the same shareholder, the number of whole shares of New Common Stock for which New Certificates shall be issued shall be determined on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event the Company's transfer agent determines, based upon its records, that a holder of Old Certificates has not surrendered all of his or her certificates, the transfer agent shall carry forward on its records any fractional shares of Old Common Stock owned by such holder until such time as all of such holder's Old Certificates have been surrendered for exchange.

  3. ACCOUNTING TREATMENT. The capital accounts of the Company shall be adjusted as of the Effective Date to transfer from capital to surplus an amount necessary to reflect the decrease in the aggregate par value of the issued and outstanding shares of New Common Stock.

  4. ADDITIONAL MATTERS. The proper officers of the Company are hereby authorized and empowered to execute such other and further documents and instruments as they or counsel to the Company deem necessary or advisable to carry out the purpose and effect of this Plan.

  DATED as of the date first above written.

                                    HANOVER GOLD COMPANY, INC.,
                                    A Delaware corporation



                                    ____________________________
                                    James A. Fish, its president